Exhibit 99.1

              CNB Holdings, Inc. Announces Third Quarter Results



    ALPHARETTA, Ga., Oct. 23 /PRNewswire-FirstCall/ -- CNB Holdings, Inc.

(OTC Bulletin Board: CHGD), the parent company of Chattahoochee National Bank,

today announced results for the third quarter of 2003.  For the quarter ended

September 30, 2003, the Company reported net income of $278,079, or $0.26 per share, versus net income of $10,226, or $0.01 per share, for the third quarter of 2002.  The increase in earnings was largely attributable to a strong increase in net interest income and a reduction in the provision for loan losses.

    Net interest income was $1,042,954 in 2003's third quarter, up 46% from

$715,290 in the third quarter of 2002, and benefited from growth in average earning assets, as well as a recovery in the net interest margin.  Other income declined to $312,540 in 2003's third quarter from $447,389 in the third quarter of 2002.  However, other income in the year-ago period included more than $233,000 in nonrecurring gains on the sale of securities.  Excluding gains on the sale of securities, other income increased 46% over the respective periods.  Other expense increased 23% to $1,048,315 in 2003's third quarter, versus $850,453 in the third quarter of 2002.

    For the nine months ended September 30, 2003, CNB Holdings, Inc. reported net income of $527,483, or $0.49 per share, compared to $112,686, or $0.11 per share, for the nine months ended September 30, 2002.  As was the case with the quarterly results, the improvement in earnings was largely driven by an increase in net interest income and a lower provision for loan losses,

although higher other income also contributed to the improvement in earnings.

Net interest income increased 26% to $2,779,623 for the first nine months of

2003, versus $2,199,506 in the comparable period in 2002, while the provision for loan losses declined to $156,000 from $386,082 over the same respective periods.  Other income increased 17% to $1,010,009 in the first nine months of

2003, versus $863,206 in the comparable 2002 period.  Other income excluding security gains in both periods increased more than 60%.  Other expense was

$3,084,445 for the nine months ended September 30, 2003, an increase of 20%

from $2,563,944 in the comparable 2002 period.

    CNB Holdings' balance sheet continued to experience significant growth.

As of September 30, 2003, total assets were $142.5 million, versus

$112.1 million as of September 30, 2002, an increase of 27%.  Gross loans increased 33% to $91.3 million from $68.6 million at September 30, 2002.

Nonperforming loans as of September 30, 2003 were $0.9 million (of which nearly $0.5 million has a U.S. Government guarantee from the Small Business

Administration), while other real estate owned and other foreclosed assets were $0.5 million at September 30, 2003, versus a combined year-ago figure of

$0.5 million.  The allowance for loan losses was $1.0 million, or 1.07% of gross loans at September 30, 2003.  Deposits increased 10% to $90.4 million at

September 30, 2003, versus $81.9 million at September 30, 2002.  Shareholders'

equity was $9.7 million as of September 30, 2003, or $8.66 per share.

    During the third quarter, the Company announced that it had entered into a definitive agreement under which it will merge with First Capital Bancorp,

Inc., the holding company of First Capital Bank, in a merger of equals transaction.  At the time of the announcement, the combined company would have approximately $550 million in assets.

    CNB Holdings, Inc., whose bank subsidiary is Chattahoochee National Bank,

is headquartered in Alpharetta, Georgia and had approximately $143 million in assets as of September 30, 2003.  Chattahoochee National Bank operates two branches in Alpharetta, Georgia, which is located in North Fulton County.  The

Bank offers a broad range of banking products and services, including commercial, real estate, residential mortgage, SBA and consumer loans,

equipment leasing, cash management and other services.  CNB Holdings, Inc.'s common stock trades on the OTC bulletin board under the symbol "CHGD."





                              CNB Holdings, Inc.

                      Summary of Consolidated Operations

                                 (Unaudited)





                             Three Months Ended         Nine Months Ended

                               September 30,              September 30,

                            2003          2002         2003          2002



    Interest Income    $ 1,830,723   $ 1,586,385  $ 5,121,559   $ 4,794,139

    Interest Expense       787,769       871,095    2,341,936     2,594,633



    Net Interest Income  1,042,954       715,290    2,779,623     2,199,506



    Provision For Loan

     Losses                 29,100       302,000      156,000       386,082



    Net Interest Income

     After Provision For

     Loan Losses         1,013,854       413,290    2,623,623     1,813,424



    Other Income           312,540       447,389    1,010,009       863,206

    Other Expense        1,048,315       850,453    3,084,445     2,563,944



    Net Income Before

     Taxes                 278,079        10,226      549,187       112,686



    Provision For Income

     Taxes                       0             0       21,704             0



    Net Income         $   278,079   $    10,226  $   527,483   $   112,686



    Basic Earnings

     Per Share         $      0.26   $      0.01  $      0.49   $      0.11



    Weighted Average Common

     Shares Outstanding  1,089,786     1,069,259    1,082,242     1,065,962





                                                     As Of September 30,

                                                    2003            2002



    Assets                                     $ 142,523,467  $ 112,096,980

    Investment Securities                         45,386,357     34,593,786

    Gross Loans And Leases                        91,346,877     68,612,066

     Allowance For Loan Losses                       977,458        734,150

    Net Loans And Leases                          90,369,419     67,877,916

    Deposits                                      90,369,349     81,860,543

    Shareholders' Equity                           9,714,791      9,006,364

    Book Value Per Share                                8.66           8.42



SOURCE  CNB Holdings, Inc.

    -0-                             10/23/2003

    /CONTACT:  H. N. (Nat) Padget, Jr., President and Chief Executive Officer

of CNB Holdings, Inc., +1-770-650-8262/

    (CHGD)



CO:  CNB Holdings, Inc.; Chattahoochee National Bank

ST:  Georgia

IN:  FIN OTC

SU:  ERN